As filed with the Securities and Exchange Commission on March 24, 1997
                              Registration No. 333-
 -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
--------------------------------------------------------------------------------


                               CINTAS CORPORATION
             (Exact name of registrant as specified in its charter)
--------------------------------------------------------------------------------



  Incorporated under the laws of Washington I.R.S. Employer I.D. No. 31-1188630

                              6800 Cintas Boulevard
                             Cincinnati, Ohio 45262
                                 (513) 459-1200
               (Address, including zip code, and telephone number,
                  including area code, of registrants principal
                               executive offices)
--------------------------------------------------------------------------------


                               Mark A. Weiss, Esq.
                           Keating, Muething & Klekamp
                           18th Floor, Provident Tower
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of the Registration Statement pending market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
  Title of       Amount    Proposed Maximum   Proposed Maximum        Amount of
Shares to Be     to Be        Aggregate          Aggregate          Registration
 Registered    Registered  Price Per Unit*    Offering Price*            Fee
------------   ----------  ---------------    ---------------       ------------

Common Stock    121,989         $53.75          $6,556,909              $1,987
--------------------------------------------------------------------------------

*Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

                               CINTAS CORPORATION

                         121,989 shares of Common Stock
                  --------------------------------------------


        This Prospectus relates to 121,989 shares of Common Stock, without par value of Cintas Corporation, a Washington corporation ("Cintas" or the "Company"). The shares are being offered for sale by Henry B. McNeilly, Custis
W. McNeilly and members of their families (collectively, the "Selling Securityholders"). Henry B. McNeilly and Custis W. McNeilly acquired all 117,719 shares in connection with an acquisition by Cintas of Micron-Clean Uniform Services, Inc., a corporation owned by the Selling Securityholders. They subsequently gifted certain shares to members of their families.

                  --------------------------------------------


        The Common Stock may be offered to the public from time to time by the Selling Securityholderss. See "The Selling Securityholderss." The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Securityholders but will pay certain of the expenses of this offering. The Selling Securityholders will bear certain costs of this offering, including the commissions and discounts of any underwriters, dealers and agents and the legal expenses of the Selling Securityholders. The Common Stock may be sold directly or through underwriters, dealers or agents in market transactions or privately-negotiated transactions. See "Plan of Distribution." The Cintas Common Stock is traded in the National Market System of the Nasdaq Stock Market under the symbol "CTAS." On March __, 1997, the closing sales price of the Cintas Common Stock was ________.

                  --------------------------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------


                  The date of this Prospectus is _______, 1997.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under file No. 0- 11399. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York; and at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. In addition, material filed by the Company can be obtained and inspected at the offices of The Nasdaq Stock Market, Inc., 9513 Key West Avenue, Rockville, Maryland, 20850, on which the Company's Common Stock is quoted. The Company files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such reports, proxy statements and other information.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 (Number 333- _______) filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:


(1) Annual Report on Form 10-K for the fiscal year ended May 31, 1996 including Annual Report to Shareholders for the fiscal year ended May 31, 1996.

(2) Quarterly Reports on Form 10-Q for the quarters ended August 31, 1996 and November 30, 1996.

(3) Registration Statement on Form 8-A, SEC File No. 0-11399, registering the Company's Common Stock under Section 12 of the Exchange Act, which describes the class of securities being registered hereunder.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof.

        Statements contained in the documents incorporated by reference shall be deemed to be modified and superseded to the extent that statements contained herein modify or supersede such statements.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM DAVID T. JEANMOUGIN, SENIOR VICE PRESIDENT AND SECRETARY OF THE COMPANY, 6800 CINTAS BOULEVARD, CINCINNATI, OHIO 45262, PHONE (513) 459-1200.

                                   THE COMPANY

        Cintas is a leader in the uniform rental and sales business and has particular expertise in designing, planning and implementing corporate identity uniform programs. The Company concentrates on uniform rental services and custom uniform sales. Revenues received from uniform rental services and non-uniform rental items, including dust mops, entrance mats and wiping cloths, accounted for approximately 89% of Cintas' revenues for fiscal 1996. The balance of the Company's revenues are derived from custom uniform sales and sales of related items. The Company provides rental products and services through a network of 129 uniform rental locations and sells uniforms to national customers through distribution centers located in Cincinnati, Ohio, Reno, Nevada and Montgomery, Alabama. At its four garment manufacturing facilities the Company manufactures a substantial portion of the uniform trousers and uniform shirts supplied to its customers.

        During the past five years, Cintas has made several acquisitions of uniform rental operations which significantly affected the Company's revenues and net income. These acquisitions were completed using cash, seller-financing, Cintas Common Stock or a combination of these methods. The Company intends to continue to expand, through both internal growth, including the establishment of operations in new geographic areas, and by continuing its acquisition program.

        Cintas was incorporated under the laws of the State of Washington in 1986 and is the successor to a business begun in 1929. Its executive offices are located at 6800 Cintas Boulevard, Cincinnati, Ohio 45262; telephone number (513) 459-1200.

                             SELLING SECURITYHOLDERS

        The shares being sold in this offering are being sold by the Selling Securityholders, which include Henry B. McNeilly and Custis W. McNeilly and members of their families, who collectively own a total of 121,989 shares of Cintas Common Stock. All of such shares owned by the Selling Securityholders are being offered for sale by this Prospectus.

        On February 28, 1997, Micron-Clean Uniform Services, Inc., a New York corporation, was acquired by Cintas through the merger of Micron-Clean Uniform Services, Inc. with a wholly-owned subsidiary of Cintas. In the merger, Henry D. McNeilly and Custis W. McNeilly received all of the 121,989 shares of Cintas Common Stock described in this Prospectus in exchange for their shares of Micron-Clean Uniform Services, Inc. Capital Stock. They subsequently gifted certain shares to members of their family.

                                          Shares Before          Shares After
              Name                           Offering*             Offering
----------------------------               -------------         -------------
Henry B. McNeilly                              55,469                 0
Custis W. McNeilly                             48,850                 0
Katherine Wilson McNeilly                      11,050                 0
Barbara Marie McNeilly                          5,525                 0
Katherine Wilson McNeilly
  as Custodian for Elizabeth
  Custis McNeilly                                 365                 0
Charles Wilson McNeilly                           365                 0
Henry I. Beers McNeilly                           365                 0
                                             --------              ----
                                              121,989                 0
--------------
*Each Selling Securityholder owns less than 0.1% of the outstanding Cintas Common Stock.

                                        USE OF PROCEEDS

        The Company will not receive any proceeds from the shares being sold in this offering.

                                     PLAN OF DISTRIBUTION

        The Common Stock may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Common Stock through underwriters, dealers or agents. The distribution of the Common Stock by the Selling

Securityholders may be effected from time to time in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

        The Company will pay certain expenses incident to the offering and sale of the Common Stock to the public. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Securityholders.

                                  LEGAL MATTERS

        The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, Cincinnati, Ohio, of which Donald P. Klekamp, a Director of the Company, is a partner. Members of that firm beneficially own 156,767 shares of Cintas Common Stock.

                                     EXPERTS

        The consolidated financial statements of Cintas Corporation incorporated by reference in Cintas Corporation's Annual Report (Form 10-K) for the year ended May 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                                  MISCELLANEOUS

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cintas since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

        Registration Fee...............................................$1,987.00
        Printing costs.................................................   500.00
        Legal fees and expenses.........................................3,000.00
        Accounting fees and expenses....................................1,000.00
        Blue sky fees and expenses......................................  100.00
        Miscellaneous...................................................  100.00
         Total.........................................................$6,687.00

        All of the above expenses other than the Registration fee are estimates. All of the above expenses will be borne by Cintas pursuant to agreement upon issuance of the Common Stock offered in this Registration Statement.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Washington Business Corporation Act, Section 23A.08.025, allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in proceedings in which the person shall have been adjudged to be liable to the Corporation. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders.

        Article V of the Registrant's By-Laws provides that indemnification shall be extended to any of the persons described above to the full extent permitted by the Washington Business Corporation Act.

ITEM 16.       EXHIBITS.


             Exhibit No.                          Description
           -------------                       -----------------------------
                  5                            Opinion re: Legality
                23.1                           Consent of Independent
                                               Auditors
                23.2                           Consent of Counsel
                                               (Contained in Exhibit 5)
                 24                            Power of Attorney (Contained
                                               on Page II-4)

ITEM 17.       UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on March 21, 1997.

                                                   CINTAS CORPORATION


                                                   BY: /s/Robert J. Kohlhepp
                                                      -------------------------
                                                      Robert J. Kohlhepp, Chief
                                                         Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names appear with an asterisk (*) below hereby designate Robert J. Kohlhepp or William C. Gale, or either of them, as attorney-in-fact to sign all amendments including any post-effective amendments to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.


             Signature                      Title                       Date
             ---------                      -----                       ----

/s/Richard T. Farmer                                             March 21, 1997
--------------------------    Chairman of the Board of
 *Richard T. Farmer           Directors


/s/Robert J. Kohlhepp                                            March 21, 1997
-------------------------     President, Chief
 Robert J. Kohlhepp           Executive Officer and
                              Director (Principal
                              Executive Officer)

                                                                 March __, 1997
--------------------------    Director
 *Roger L. Howe


--------------------------    Director                            March __, 1997
 *John S. Lillard


--------------------------    Director
 *James J. Gardner                                               March __, 1997

/s/Donald P. Klekamp          Director                            March 21, 1997
--------------------------
 *Donald P. Klekamp

/s/Gerald V. Dirvin           Director                            March 21, 1997
--------------------------
 *Gerald V. Dirvin


/s/Scott D. Farmer            Director                            March 21, 1997
--------------------------
 *Scott D. Farmer


/s/William C. Gale                                                March 21, 1997
--------------------------    Vice President of Finance
 William C. Gale              (Principal Financial
                              Officer and Principal
                              Accounting Officer)

                            TELECOPIER (513) 579-6457


                                 March 21, 1997




Direct Dial:  (513) 579-6560





Cintas Corporation
6800 Cintas Boulevard
Cincinnati, Ohio  45262

Gentlemen:

        We serve as your General Counsel and are familiar with your Articles of Incorporation, By-laws and corporate proceedings. On this basis, we have made an examination as to:

     1.   The organization of Cintas Corporation (the "Corporation");

     2. The legal sufficiency of all corporate proceedings of the Corporation in connection with the authorization and issuance of all presently outstanding and issued Common Stock of the Corporation; and

     3. The legal sufficiency of all corporate proceedings taken in connection with the authorization of the issuance of 121,989 shares of Common Stock to be included in a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission.

        Based upon such examination, we are of the opinion that:

     1.   Cintas   Corporation  is  a  duly   organized  and  validly   existing
          corporation under the laws of the State of Washington;

Cintas Corporation
Page 2
March 21, 1997


     2. The corporation has taken all necessary and required corporate actions in connection with the issuance of 121,989 shares of newly issued Common Stock and the aforesaid 121,989 shares of Common Stock are validly authorized, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation free of any preemptive rights.

        We hereby consent to be named in the aforesaid Registration Statement and the Prospectus part thereof as the attorneys who will pass upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement and furthermore consent to references made to this firm in the Registration Statement.

                                          Very truly yours,

                                          KEATING, MUETHING & KLEKAMP, P.L.L.



                                          BY:  /s/ Robert E. Coletti
                                             ----------------------------------
                                               Robert E. Coletti

                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cintas Corporation for the registration of 121,989 shares of its common stock and to the incorporation by reference therein of our report dated July 8, 1996, with respect to the consolidated financial statements of Cintas Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended May 31, 1996 and the related financial schedule included therein, filed with the Securities and Exchange Commission.



                                ERNST & YOUNG LLP


Cincinnati, Ohio
March 20, 1997